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                                                                  EXHIBIT 10.4

                CONSULTING, ADVISORY AND NONCOMPETITION AGREEMENT

         This Consulting, Advisory and Noncompetition Agreement (this "Agreement") is made as of October 5, 1999, by and between Isle of Capri Casinos, Inc., a Delaware corporation ("Buyer"), and Andrew H. Tompkins, a Nevada resident ("Tompkins").

                                    RECITALS

         WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into an agreement and plan of merger with Lady Luck Gaming Corporation, a Delaware corporation (the "Merger Agreement");

         WHEREAS, Tompkins founded Lady Luck and is its Chairman;

         WHEREAS, Tompkins owns all the shares of Gemini, Inc. ("Gemini") and International Marco Polo's Services, Inc. ("IMPS") and owns the Lady Luck Las Vegas Hotel & Casino (the "Hotel"). Buyer will have the right to acquire Gemini, IMPS and the Hotel from Tompkins after the consummation of the Merger;

         WHEREAS, Buyer desires to retain Tompkins' services as a consultant and advisor to Buyer, and Tompkins desires to perform such services for Buyer;

         NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and agreements set forth below, the parties, intending to be legally bound, agree as follows:

         Section 1. Effectiveness and Interpretation. This Agreement shall become effective upon the Effective Time of the Merger (as defined in the Merger Agreement). Upon the earlier termination of the Merger Agreement, this Agreement shall terminate automatically and be of no further force and effect. Until such date as the Buyer has acquired the Hotel from Tompkins, this Agreement shall be interpreted as not restricting Tompkins' operation of the Hotel or ownership and use of Confidential Information (as defined below) as it relates to the Hotel and the terms of this Agreement as it relates to the Hotel shall be effective only upon Buyer's closing of the acquisition of the Hotel.

         Section 2. Acknowledgments by Tompkins. Tompkins acknowledges that (a) Tompkins has occupied a position of trust and confidence with Lady Luck Gaming Corporation, its subsidiaries and its affiliates including, without limitation, Gemini and IMPS (collectively, "Lady Luck") prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of Lady Luck and the Hotel (collectively the "Confidential Information," which in all instances does not include information to the extent such information is reflected in publicly available filings with the Securities and Exchange

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Commission and which is otherwise generally known by management in the gaming industry in the jurisdictions in which Lady Luck and the Gemini have casino properties): (i) any and all trade secrets concerning the business and affairs of Lady Luck, data, know-how, processes, photographs, inventions and ideas, customer lists, business and technical information, current and anticipated customer requirements, price lists, market studies and plans, business plans, systems, methods and information of Lady Luck and the Hotel and any other information, however documented, of Lady Luck and the Hotel that is a trade secret under Nevada, Iowa or Mississippi law; (ii) any and all information concerning the business and affairs of Lady Luck and the Hotel (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented); and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Lady Luck and the Hotel containing or based, in whole or in part, on any information included in the foregoing, (b) although the businesses of Buyer, Lady Luck and the Hotel have regional customer bases, the expansion and development opportunities are national and international in scope, (c) Buyer has required that Tompkins make the covenants set forth in Sections 3 and 4 of this Agreement in consideration of the Buyer entering into the Merger Agreement with Lady Luck; (d) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve Lady Luck's and the Hotel's business, and (e) Buyer and Lady Luck and the Hotel would be irreparably damaged if Tompkins were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

         Section 3. Confidential Information. Tompkins acknowledges and agrees that all Confidential Information known or obtained by Tompkins, whether before or after the date hereof, is the property of Lady Luck or the Hotel, as applicable. Therefore, Tompkins agrees that Tompkins will not, at any time, disclose to any unauthorized persons or use for his own account (except as contemplated in Section 1 with respect to the Hotel) or for the benefit of any third party any Confidential Information, whether Tompkins has such information in Tompkins' memory or embodied in writing or other physical form, without Buyer's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Tompkins' fault or the fault of any other person bound by a duty of confidentiality to Buyer or Lady Luck. Except with respect to the Hotel in the event that Buyer does not acquire the Hotel at the Effective Time, Tompkins agrees to deliver to Buyer at the Effective Time, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of Lady Luck and the Hotel and any other Confidential Information that Tompkins may then possess or have under Tompkins' control.

         Section 4. Noncompetition. In connection with Buyer entering into the Merger Agreement and for the consideration to be paid under this Agreement, Tompkins agrees that:

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              (a) For a period of four years after the Effective Time of the
         Merger:

                   (i) Tompkins agrees not to compete, directly or indirectly
              (including as an officer, director, partner, employee, consultant, independent contractor, or equity holder of any entity) with Buyer or any of its subsidiaries in any way concerning (including by permitting his name to be used in connection with) the ownership, development or management of any gaming operation or facility within a 75-mile radius of any gaming operation or facility with respect to which Buyer or any of its subsidiaries has an ownership interest or renders or is actively negotiating to render management services; provided, however, that Tompkins may purchase or otherwise acquire up to (but not more than) 5% of any class of securities of any gaming enterprise which owns a facility within such radius (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under
              Section 12(g) of the Securities Exchange Act of 1934. Notwithstanding the preceding sentence, with regard to any gaming operation or facility owned or managed by Buyer: (i) located in Las Vegas, Nevada, such radius shall be a 25-mile radius; or (ii) with respect to which Buyer has not filed regulatory applications or publicly indicated an intention to conduct business in such location prior to Tompkins entering into a written agreement for gaming activities within a 75-mile radius of such location, Tompkins shall not be deemed to be in breach of the provisions hereof. Tompkins agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

                   (ii) Tompkins will not, directly or indirectly, either for himself or any other person or entity, (A) induce or attempt to induce any employee of Lady Luck or Buyer or any of their subsidiaries or the Hotel to leave the employ of Lady Luck or Buyer or any of their subsidiaries or the Hotel, (B) in any way interfere with the relationship between Lady Luck or Buyer and any employee of Lady Luck or Buyer or their subsidiaries or the Hotel,
              (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any then current employee of Lady Luck, Buyer or any of their subsidiaries or the Hotel, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation to cease doing business with, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Lady Luck or Buyer or their subsidiaries or the Hotel.

                   (iii) Tompkins will not, directly or indirectly, either for himself or any other person or entity, solicit the business of any person known to Tompkins to be a customer of Lady Luck or Buyer or any of their subsidiaries or the Hotel,

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              whether or not Tompkins had personal contact with such
              person, with respect to activities which compete in whole or in part with the Buyer;

              (b) In the event of a breach by Tompkins of any covenant set forth in subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

              (c) Tompkins and Buyer hereby agree not to make any statements, in writing or otherwise, that may disparage the reputation or character of the other (and Gemini if Tompkins shall retain ownership) or any of Buyer's or Gemini's subsidiaries, affiliates, officers, directors, employees, agents, stockholders, partners, members, successors and assigns both individually and in their official capacities with such party at any time for any reason whatsoever, except as required by law or as required in connection with any litigation or administrative proceeding by or between Buyer and Tompkins in which the party making such statement has been subpoenaed and is required by law to give testimony and in any litigation or administrative proceeding by and between Buyer and Tompkins.

         Section 5. Consulting Duties. Tompkins will have such consulting and advisory duties as are assigned or delegated to him by the Chairman of Buyer and as agreed to by Tompkins in his sole and absolute discretion. Tompkins will devote such time, attention, skill, and energy to the business of Buyer as is appropriate, and will cooperate fully with the Chairman of Buyer as reasonably requested in the advancement of the best interests of Buyer. Nothing in this
Section 5, however, will (i) require Tompkins to travel outside of the Las Vegas area at Buyer's request, or (ii) prevent Tompkins from engaging in additional activities in connection with employment, consulting, personal investments and community affairs that are not inconsistent with Tompkins' duties under this Agreement.

         Section 6. Compensation. As consideration for the covenants in Section 3 and Section 4 of this Agreement and the duties to be performed by Tompkins pursuant to Section 5 of this Agreement, Buyer will pay Tompkins the sum of Two Million Dollars ($2,000,000) (the "Total Consideration") payable as follows:

              (a) The sum of One Hundred Twenty-Five Thousand Dollars ($125,000) upon the Effective Time of the Merger; and

              (b) The sum of One Hundred Twenty-Five Thousand Dollars ($125,000) on the last day of each calendar quarter beginning with the full calendar quarter immediately following the quarter in which the Effective Time occurs, until the Total Consideration has been paid in full.

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         In addition, Buyer will permit Tompkins and his immediate family to enroll in any welfare benefit plans available to management of Buyer and its subsidiaries at Tompkins' expense and subject to the enrollment and eligibility requirements of such plans.

         Section 7. Remedies. If Tompkins breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer will be entitled to the following remedies:

              (a) Damages from Tompkins;

              (b) To offset against any and all amounts owing to Tompkins under Subsection 6(b) of this Agreement any and all amounts which Buyer claim under Subsection 7(a) of this Agreement;

              (c) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement; it being agreed that money damages alone would be inadequate to compensate the Buyer and would be an inadequate remedy for such breach; and

              (d) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

         Section 8. Successors and Assigns. This Agreement will be binding upon Buyer and Tompkins and will inure to the benefit of Buyer and its affiliates, successors and assigns and Tompkins and Tompkins' assigns, heirs and legal representatives.

         Section 9. Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         Section 10. Governing Law and Jurisdiction. This Agreement will be governed by the laws of the State of Mississippi without regard to conflicts of laws principles.

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         Section 11. Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Tompkins.

         Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         Section 13. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         Section 14. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         Tompkins:      Andrew H. Tompkins
                        220 Stewart Avenue
                        Las Vegas, NV 89101
                        Facsimile No.:  (702) 258-8175

                        with a copy to:

                        Swidler Berlin Shereff Friedman, LLP
                        919 Third Avenue
                        New York, NY 10022
                        Attention: Martin Nussbaum
                        Facsimile No.: (212) 891-9442

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         Buyer:         Isle of Capri Casinos, Inc.
                        711 Dr. Martin Luther King, Jr. Boulevard
                        Biloxi, Mississippi 39530
                        Attention: Chief Executive Officer
                        Facsimile No.:  (228) 435-5998

                        with a copy to:

                        Mayer Brown & Platt
                        190 South LaSalle Street
                        Chicago, IL 60603
                        Attention:  Paul W. Theiss
                        Facsimile No.:  (312) 701-7711

         Section 15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between Buyer and Tompkins with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         Section 16. Indemnification. Buyer agrees to indemnify Tompkins to the fullest extent provided to any member of management of Buyer consistent with the provisions of its Certificate of Incorporation and Bylaws against any liability arising out of his performance of any obligations under Section 5 hereof.

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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first above written.

ISLE OF CAPRI CASINOS, INC.                      ANDREW H. TOMPKINS

By:  /s/ Allan B. Solomon                        /s/ Andrew H. Tompkins
   ---------------------------------             -------------------------------
Its: Executive Vice President,
     -------------------------------
     General Counsel and Secretary
     -------------------------------

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